Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES STRONG
FISCAL FOURTH QUARTER AND FULL YEAR RESULTS

Company Reports Double-Digit Growth in Revenue and Adjusted EBITDA

Fiscal 2011 Revenue Up 17% to $160.8 Million
Full Year Adjusted EBITDA Improves 47% to $21.2 Million
Company Offers Preliminary Fiscal 2012 Adjusted EBITDA Outlook

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global provider of productized training and consulting services, today announced financial results for its fourth fiscal quarter and fiscal year ended August 31, 2011.

Net sales for fiscal year 2011 totaled $160.8 million, a 17% increase over the $136.9 million reported in the prior year.  The improvement in net sales had a significant impact on the Company’s operating results as Adjusted EBITDA for the fiscal year increased 47% to $21.2 million, compared with $14.4 million in fiscal 2010.  Pre-tax income also improved significantly, increasing by $7.3 million to $8.4 million, compared with $1.2 million in the prior year.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “We are pleased with the strength of our fiscal 2011results which saw continued growth in every major channel and in every practice. We are delighted that, as expected, this revenue growth translated into significant growth in both profitability and cash flows from operations.  This performance marks another significant milestone in our multi-year growth plan and we expect to continue strong revenue and profit momentum into fiscal 2012 and beyond.”

Fiscal Year 2011 Results

The Company saw broad-based revenue growth across all of its key channels and practices.  Revenue through the Company’s direct offices that serve the United States and Canada, including the government services group, increased 24% to $85.4 million, compared with $68.7 million in fiscal 2010.  Revenue increased compared to the prior year at all of these offices, including the government services group.  Revenue from the Company’s international direct offices increased by 13% to $27.5 million, despite the economic impact of the natural disasters in Japan.  Royalty and other revenue from our 35 international licensee partners increased to $12.6 million, or 14%, compared with $11.1 million in fiscal 2010.  All of the Company’s national account practices reported increased revenues, led by a $1.6 million improvement in revenues from the Education practice and a $1.2 million improvement in revenue in the Sales Performance practice.  Total national account practice sales increased by $3.3 million, or 17%, compared to fiscal 2010.  Self-funded marketing revenues, which include public programs, book and audio sales and royalties, and delivered speeches, increased by $0.9 million or 12%, on the strength of royalties related to new books.

Gross profit increased 16% to $103.5 million due to increased revenue, with gross margins dipping modestly to 64.3% of sales in fiscal 2011, compared to 65.1% of sales in the prior year.  The fluctuation was primarily due to the non-repeat of a large intellectual property sale that occurred in the fourth quarter of fiscal 2010, and to a slight shift in the mix of content and delivery.  These factors were partially offset by increased international licensee royalty revenues.

Selling, general and administrative expenses (SG&A) as a percentage of sales declined to 53.0% compared to 56.7% of sales in the prior year.  On a dollar basis, SG&A increased $7.7 million primarily due to increased commissions and bonuses on increased sales, new personnel hired in fiscal 2011, and increased share-based compensation costs.  Depreciation and amortization charges declined slightly compared to the prior year and contributed to improved income from operations during fiscal 2011.

Net income improved to $4.8 million or $0.27 per diluted share, compared with a $0.5 million net loss, or ($.04) per share in fiscal 2010.  The Company’s net income benefited from a significant decrease in the effective tax rate from 210% in fiscal 2010 to 43% in fiscal 2011, primarily due to the utilization of foreign tax credits in fiscal 2011.

On June 1, 2010, the Company completed the sale of the product sales division of its wholly-owned subsidiary in Japan.  The operating results of the Japan product sales division were reclassified and reported as discontinued operations for the fourth fiscal quarter and fiscal year ended August 31, 2010.

As of August 31, 2011, the Company had $3.0 million in cash and cash equivalents, compared with $1.1 million at May 28, 2011.  Net working capital increased to $16.7 million, at August 31, 2011 compared with $11.5 million on May 28, 2011 and $4.6 million at August 31, 2010.

Fiscal Fourth Quarter 2011 Results

For the fiscal quarter ended August 31, 2011, the Company’s revenues increased to $45.0 million compared with $44.7 million in same quarter of the prior year, with improved revenues across the rest of the Company more than offsetting the anticipated $3.6 million decrease in revenues from the Company’s government services group.  Revenue in the government services group for the fourth quarter was lower than in the prior year, when significant revenue was generated during the initial implementation phase of some significant contracts.

Sales from the Company’s international direct offices increased by 11% to $8.0 million, compared with $7.2 million in the fourth quarter of 2010, primarily due to growth in the Company’s Japan and Australia offices.  Licensee royalty revenues grew by 19% to $3.1 million, from $2.6 million in the fourth quarter of fiscal 2010, due to broad-based revenue growth that included a majority of the Company’s international licensee partners.  Revenues from the Company’s national account practices group increased by $2.2 million, or 34%, over the prior year, primarily due to strong growth in the Company’s Education practice during the quarter.  Self-funded marketing programs decreased by $0.6 million, or 27%, to $1.6 million primarily due to decreased speech revenues resulting from the retirement of Dr. Stephen R. Covey from public speaking.

Gross margin for the quarter ended August 31, 2011 decreased slightly to 65.6% of sales compared with 67.0% of sales in the prior year.  Gross margins were impacted by comparisons in the government services group that had a large fourth-quarter 2010 intellectual property license sale.

The Company’s SG&A expenses as a percent of sales were essentially flat compared to the prior year.  Total SG&A expense increased by $0.2 million compared with the prior year, primarily due to increased share-based compensation charges in the fourth quarter of fiscal 2011.

Pre-tax income for the quarter decreased to $2.7 million compared with $3.2 million in the fourth quarter of fiscal 2010.  Including the impact of income taxes, we recognized net income of $3.0 million, or $.16 per diluted share, for the quarter ending August 31, 2011 compared with a net loss of $0.5 million, or ($.04) per share, in the prior year.

Fourth-Quarter and Full-Year Financial Highlights

•	Fourth-quarter revenue from the Company’s national account practices increased by 34%, or $2.2 million, due to the continued rapid adoption of the Company’s Education practice.

•
Fourth-quarter revenues from the company’s international direct offices grew 11%, to $8.0 million, compared to $7.2 million in the fourth quarter of 2010, primarily due to growth in the Company’s Japan and Australia offices.

•	Fourth-quarter licensee royalty revenue grew by 19%, to $3.1 million, from $2.6 million in the fourth quarter of 2010.

•	Fourth-quarter net income grew to $3.0 million, compared to a loss of $0.5 million in the fourth quarter of 2010.

•	Full-year revenues from the Company’s sales offices in the U.S. and Canada, including the government services group, grew 24%, to $85.4 million, as compared to $68.7 million in fiscal 2010.

•	Full-year revenues from the Company’s international direct offices grew 13%, to $27.5 million, despite the impact of Japan’s natural disasters during fiscal 2011.

•	Full-year licensee royalty revenues and other revenues increased 14% to $12.6 million, compared to $11.1 million in fiscal 2010.

•	Full-year national account practice revenues increased 17%, or $3.3 million, in fiscal 2011.

•	Full-year net income was $4.8 million versus a loss of $0.5 million in fiscal 2010.

Fiscal Year and Recent Company Highlights

•	Launched the 5 Choices to Extraordinary ProductivityTM Work Sessions.

•	The Leader-In-Me education practice grew to 650 schools, including nearly 325,000 students and 30,000 school staff that have now been trained in the education process.

•	Launched Dr. Stephen R. Covey’s new work entitled, The 3rd Alternative: Solving Life’s Most Difficult Problems.

•	Signed agreement with Simon and Schuster for a new book based on the Four Disciplines.

Preliminary Fiscal 2012 Outlook

The Company’s adjusted EBITDA for fiscal 2012 is expected to range from $24 million to $26 million.  This range represents adjusted EBITDA growth of between 13% and 23% in fiscal 2012 compared to actual fiscal 2011 results.

Earnings Conference Call

On Tuesday, November 8, 2011, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter and fiscal year ended August 31, 2011.  Interested persons may participate by dialing 800-259-0251 (International participants may dial 617-614-3671), access code: 52748583.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=4217690.  A replay will be available from November 8 (6:00 pm ET) through November 15, 2011 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 47061026.  The webcast will remain accessible through November 15, 2011 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2012; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$45,013	$44,701	$160,804	$136,874

Cost of sales	15,507	14,753	57,330	47,803
Gross profit	29,506	29,948	103,474	89,071

Selling, general, and administrative	24,542	24,335	85,255	77,604
Depreciation	872	768	3,567	3,669
Amortization	775	929	3,540	3,760
Income from operations	3,317	3,916	11,112	4,038

Interest expense, net	(659)	(678)	(2,666)	(2,858)
Income from continuing operations before
income taxes	2,658	3,238	8,446	1,180
Income tax benefit (provision)	326	(4,504)	(3,639)	(2,484)
Income (loss) from continuing operations	2,984	(1,266)	4,807	(1,304)

Income from discontinued operations, net of tax	-	508	-	548
Gain on sale of discontinued operations, net of tax	-	238	-	238
Net income (loss)	$2,984	$(520)	$4,807	$(518)

Income (loss) from continuing operations per common share:
Basic	$0.17	$(0.09)	$0.28	$(0.10)
Diluted	0.16	(0.09)	0.27	(0.10)

Net income (loss) per common share:
Basic	$0.17	$(0.04)	$0.28	$(0.04)
Diluted	0.16	(0.04)	0.27	(0.04)

Weighted average common shares:
Basic	17,336	13,588	17,106	13,525
Diluted	18,342	13,588	17,547	13,525

Sales Detail by Category:
Training and consulting services	$42,716	$42,457	$150,976	$129,462
Products	1,678	1,484	7,455	4,226
Leasing	619	760	2,373	3,186

Total	$45,013	$44,701	$160,804	$136,874

Sales Detail by Region/Type:
U.S./Canada direct	$22,756	$24,917	$85,397	$68,695
International direct	8,041	7,242	27,464	24,228
Licensees	3,109	2,619	12,590	11,092
National account practices	8,769	6,565	22,780	19,447
Self-funded marketing	1,611	2,201	9,013	8,075
Other	727	1,157	3,560	5,337
Total	$45,013	$44,701	$160,804	$136,874

FRANKLIN COVEY CO.

Reconciliation of Net Income (loss) to Adjusted EBITDA
(in thousands)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2011	2010	2011	2010
Reconciliation of net income (loss) to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income (loss)	$2,984	$(520)	$4,807	$(518)
Adjustments:
Loss (income) from discontinued operations, net of tax	-	(508)	-	(548)
Gain from sale of discontinued operations, net of tax	-	(238)	-	(238)
Interest expense, net	659	678	2,666	2,858
Income tax provision (benefit)	(326)	4,504	3,639	2,484
Amortization	775	929	3,540	3,760
Depreciation	872	768	3,567	3,669
Share-based compensation	1,524	384	2,788	1,099
Severance costs	150	920	150	920
Reimbursed travel expenses	-	-	-	686
Management stock loan costs	-	-	-	268

Adjusted EBITDA	$6,638	$6,917	$21,157	$14,440